Exhibit 4.1

SUBSCRIPTION AGREEMENT

Fig Publishing, Inc.

Fig Gaming Shares - Amico

Regulation A

This Subscription Agreement (this “Agreement”) is made between Fig Publishing, Inc. (“Fig”) and the investor executing this Agreement (the “Investor”). Pursuant to this Agreement, and subject to its terms and conditions, Fig agrees to sell to the Investor, and the Investor agrees to purchase, that certain number of shares previously specified by the Investor to Fig (the “Shares”) of Fig’s non-voting preferred stock, par value of $0.0001 per share, from the series of such preferred stock known as “Fig Gaming Shares – Amico” or “FGS – Amico”, the shares of which are designed to reflect the economic performance of a particular co-publishing and revenue sharing agreement that Fig has entered into with video gaming developer Intellivision Holdings, LLC in respect of the Amico video game console. The purchase price of such Shares is $1,000.00 per share.

The Investor represents and warrants to and agrees with Fig as follows:

1.	The Investor has previously specified and acknowledged to Fig, in completing the Investor’s entries for the Investor’s investment through the website Fig.co, the number of Shares being purchased by the Investor, the aggregate purchase price that the Investor is paying for the Shares, the Investor’s contact information and the Investor’s Social Security number or other tax ID information.

2.	The Investor has reviewed the offering circular pursuant to which the Shares have been offered, located at [link to offering circular on EDGAR] (the “Offering Circular”).

3.	The Investor shall abide by the restrictions on transfer of the Shares set out in the Offering Circular.

4.	At substantially the same time as the Investor is executing this Agreement, the Investor is paying the aggregate purchase price for the Shares in compliance with the payment instructions on Fig.co.

5.	The Investor understands that Fig reserves the right to, in its sole discretion, accept or reject this subscription, in whole or in part, for any reason or no reason, and to the extent funds are transmitted by the Investor but not applied by Fig to the Investor’s purchase of Shares, such unused funds will be returned to the Investor, without deduction or interest.

6.	The Investor understands that, to be able to purchase Shares, the Investor must either (a) be an “accredited investor” as such term is defined in Rule 501 of Regulation D under the U.S. Securities Act of 1933 (the “Securities Act”), or (b) limit the aggregate purchase price for the Shares to no more than 10% of the greater of the Investor’s annual income or net worth.

7.	The investor understands that no sale may be made to an Investor that is not an “accredited investor” if the aggregate purchase price the Investor pays is more than 10% of the greater of the Investor’s annual income or the Investor’s net worth. Before making any representation that an investment does not exceed applicable thresholds, the Investor should review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser’s:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person”.

For general information on investing, the Investor is encouraged to refer to www.investor.gov.

8.	The Investor is not, and is not acting as, an agent, representative, intermediary or nominee for any person, identified on the list of blocked persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department, and the Investor has complied with all applicable U.S. laws, regulations, directives and executive orders relating to anti-money laundering.

9.	The information that the Investor has provided in this Agreement is accurate and complete.

10.	This Agreement is the valid and binding obligation of the Investor.

11.	By making the foregoing representations and warranties, the Investor does not waive any right of action under federal or state securities laws. However, Fig may assert the Investor’s representations and warranties on Fig’s own behalf in any proceeding or other dispute with any party. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any principles of conflict of laws.

12.	Miscellaneous. Notices shall be delivered to the parties at their respective addresses (whether physical or electronic) set forth herein. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and terminates any prior agreements between or among the parties or their respective affiliates (written or oral) with respect to the subject matter hereof. Any amendments to this Agreement shall be in writing upon the mutual agreement of all affected parties. The rights and obligations of the parties under this Agreement may not be assigned or assumed without the written consent of all parties. Should any provision of this Agreement be found to be unenforceable, that provision shall be interpreted or modified to the minimum extent necessary to make it enforceable, and the other provisions of this Agreement shall remain unchanged and enforceable to the greatest extent permitted by law. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered by electronic transmission (including by .pdf file and through the use of any form of electronic signature complying with the ESIGN Act of 2000, for example www.docusign.com) or other transmission or delivery method. No rules of strict construction shall apply in the interpretation of this Agreement.